FILE NO. 811-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                Name: Tortoise Energy Infrastructure Corporation

Address of Principal Office (No. & Street, City, State, Zip Code):

                             10801 Mastin Boulevard
                                    Suite 222
                             Overland Park, KS 66210

Telephone Number (including area code):     (913) 981-1020

Name and address of agent for service of process:

                               David John Schulte
                        Tortoise Capital Advisors, L.L.C.
                             10801 Mastin Boulevard
                                    Suite 222
                             Overland Park, KS 66210

                                    Copy to:

                                Deborah B. Eades
                     Vedder, Price, Kaufman & Kammholz, P.C.
                            222 North LaSalle Street
                                Chicago, IL 60601

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                   YES  [X]                           NO  [ ]

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Overland Park and the State of Kansas on the 31st day of October, 2003.

Attest:                               Tortoise Energy Infrastructure Corporation

/s/ David J. Schulte                  By: /s/ Terry C. Matlack
-----------------------------------       --------------------------------------
David J. Schulte                          Terry C. Matlack, Director
Chief Executive Officer